Exhibit 99.1

For Immediate Release:

TaxMasters, Inc. Recipient of 2010 Pro Patria Award from Employer Support of the Guard and Reserve (ESGR)

TaxMasters founder Patrick Cox receives 2010 Pro Patria Award from ESGR for support of the National Guard and Reserve

HOUSTON, TX – March 29, 2010—Employer Support of the Guard and Reserve (ESGR) awarded TaxMasters, Inc. (OTC Bulletin Board: TAXS.OB), the IRS tax relief company, with a Pro Patria Award on Thursday, March 25, 2010. Mr. Cox and Vice President of Sales Alex Clamon attended the ESGR Awards Banquet in Austin, Texas, as part of the National Guard Association of Texas Annual Conference.

Already recognized as a Patriotic Employer by ESGR, TaxMasters was one of six public and private companies in Texas chosen for a Pro Patria Award in 2010. Each ESGR Committee presents this award annually to employers in their state or territory who have exercised leadership and implemented exceptional personnel policies that accommodate employees who serve in the National Guard and Reserve.

"This award is special to us at TaxMasters," said Mr. Cox. “Thousands of volunteer citizen soldiers from all over the United States are being called on to serve their country overseas and at home during natural disasters. I see it is our obligation to make short- and long-term deployment as easy as possible on the Reservists, the Guardsmen, and their families back home. Though it’s a small sacrifice compared to that of our service members and their families, it is essential in helping them serve their country.”

Mr. Cox continued, “In particular, I want to recognize and thank Major Fred Hackett, TaxMasters’ General Council for 3 years, who is currently deployed in Iraq with the 36th Infantry Division Sustainment Brigade. He’s a close friend and we look forward to seeing him back home sometime this summer.”

TaxMasters was also recently nominated for the Secretary of Defense Employer Support Freedom Award. This award is the highest recognition given by the U.S. Government to employers for their support of employees who serve in the National Guard and Reserve. Semi-finalists and finalists will be announced over the summer at www.freedomaward.mil and recipients will be recognized in September, 2010.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston DeWayne Logan 281.497.4226 x2061	Gregory FCA Communications Paul Johnson 610.228.2113

# # #